Exhibit 99.1

FOR IMMEDIATE RELEASE

JANUARY 19, 2012

Contact:	Jill McMillan, Director, Public & Industry Affairs
Phone: (214) 721-9271
Jill.McMillan@CrosstexEnergy.com

CROSSTEX DECLARES INCREASES IN

QUARTERLY DISTRIBUTION AND DIVIDEND

DALLAS, January 19, 2012 — The Crosstex Energy companies today announced the declaration of the quarterly distribution for Crosstex Energy, L.P. (NASDAQ: XTEX) (the Partnership) and the quarterly dividend for Crosstex Energy, Inc. (NASDAQ: XTXI) (the Corporation) from the fourth quarter of 2011:

•                  The quarterly distribution on the Partnership’s common units will be $0.32 per unit. The distribution is payable February 14 to unitholders of record February 1. This amount is approximately a 23 percent increase over the fourth-quarter 2010 rate.

•                  The quarterly dividend on the Corporation’s common stock will be $0.11 per share. The dividend is payable February 14 to shareholders of record February 1. This amount is approximately a 38 percent increase over the fourth-quarter 2010 rate.

“These increases reflect our estimates of improved performance in the fourth-quarter of 2011 and the progress of our announced growth projects,” said Barry E. Davis, Crosstex President and Chief Executive Officer. “We will issue 2012 Guidance in conjunction with our fourth-quarter and full-year 2011 earnings release. We expect it to be consistent with our previously issued guidance of distribution growth in excess of 10 percent and dividend growth in excess of 20 percent for 2012.”

About the Crosstex Energy Companies

Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, Texas, operates approximately 3,300 miles of pipeline, nine processing plants and three fractionators.  Crosstex Energy, L.P. currently provides services for 3.2 billion cubic feet of natural gas per day, or approximately six percent of marketed U.S. daily production.

Crosstex Energy, Inc. owns the two percent general partner interest, a 25 percent limited partner interest and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at www.crosstexenergy.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the Corporation based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the Corporation believe are appropriate in the circumstances. These statements include, but are not limited to, statements with respect to results of operations and future growth and dividend and distribution guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the Corporation, which may cause the Partnership’s and the Corporation’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, risks discussed in the Partnership’s and the Corporation’s filings with the Securities and Exchange Commission. The Partnership and the Corporation have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 ###